LETTER TO SERD ACCOUNTS AND TO ERD ACCOUNTS WITH $50 MIN AT 3/31 (eligible to vote and buy)

Dear Depositor:

I am pleased to tell you about an opportunity to invest in Hudson City Bancorp, Inc. and, just as importantly, to request your vote on our proposed Plan of Conversion and Reorganization (the “Plan”). Pursuant to the Plan, Hudson City Bancorp, Inc., the parent company of Hudson City Savings Bank, will convert from a partially public to a fully public company. In connection with the conversion, Hudson City Bancorp, Inc. is offering up to 488,750,000 shares of its common stock on a priority basis to depositors of Hudson City Savings Bank and, possibly, to the public. Enclosed is a combined Proxy Statement/Prospectus describing the Plan and the stock offering.

The Depositor Vote

We have received conditional regulatory approval to implement the Plan. We must also receive the approval of our depositors with aggregate balances of at least $50 on March 31, 2005. YOUR VOTE IS IMPORTANT TO US – NOT RETURNING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. You may have received more than one proxy card, depending on the ownership structure of your accounts. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided or, if you prefer, vote using the instructions on your Proxy Card(s). Our Board of Directors urges you to vote “FOR” the Plan.

Please note:

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

•	There will be no change to account numbers, interest rates or other terms of your accounts at Hudson City Savings Bank.

•	We will continue to operate as an independent bank. Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

The Stock Offering

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible Hudson City Savings Bank depositor, you have the right, but no obligation, to buy shares of Hudson City Bancorp, Inc. common stock before any shares are offered for sale to the public.

Before making a decision on how to vote or whether to purchase shares of Hudson City Bancorp common stock, please carefully review the information in the enclosed materials. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 11:00 a.m., Eastern Time, on ___ ___, 2005.

I invite you to consider this opportunity to participate in our future as a stockholder of Hudson City Bancorp, Inc., and I thank you for your continued support as a customer of Hudson City Savings Bank. If you have questions regarding the offering or voting, you may call our Stock Information Center at (___) ___-___, Monday through Friday from 9:00 a.m. to 4:00 p.m., Eastern Time.

Sincerely,

Ronald E. Hermance, Jr.
Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

LETTER TO CLOSED ERD ACCOUNTS AND ERD ACCOUNTS WITH UNDER $50 AT 3/31 (eligible to buy, not vote)

Dear Friend:

I am pleased to tell you about an investment opportunity. Hudson City Bancorp, Inc., the parent company of Hudson City Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share.

As an eligible Hudson City Savings Bank depositor on June 30, 2003, you have the right, but no obligation, to buy shares of Hudson City Bancorp, Inc. common stock before any shares are offered for sale to the general public. There will be no sales commission charged to purchasers in this stock offering.

Before making a decision on whether to purchase shares of Hudson City Bancorp common stock, please carefully review the information in the enclosed Prospectus and Questions & Answers brochure. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 11:00 a.m., Eastern Time, on ___, 2005.

If you have questions regarding the offering, you may call our Stock Information Center at (___) ___-___, Monday through Friday from 9:00 a.m. to 4:00 p.m., Eastern Time.

Sincerely,

Ronald E. Hermance, Jr.
Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

RYAN BECK “BROKER DEALER” LETTER

Dear Sir/Madam:

At the request of Hudson City Bancorp, Inc., we are enclosing materials regarding the offering of shares of Hudson City Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering.

Ryan Beck & Co., Inc. has been retained by Hudson City Bancorp, Inc. as selling agent in connection with the Subscription Offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NOTE:	To accompany, not replace, one of the preceding letters.

VOTE LOBBY POSTER

NOTE: This notice should be printed by the Bank and placed in branches on an easel or on the front doors or at teller “windows”.

Ù Ù Ù

HAVE YOU CAST YOUR VOTE YET?

We would like to remind depositors to vote
on our Plan of Conversion,
using the Proxy Cards we mailed to you.

Our Directors hope you will join them in voting “FOR” the Plan.

The Plan changes our corporate form of organization.
It will not result in changes to our staff or your account relationships.
Deposit accounts will continue to be FDIC insured.

Voting does not obligate you to purchase shares of
common stock in our offering.

Ù Ù Ù
If you have questions, call our Stock Information Center, toll free, at 1-(__) __-___

Monday through Friday, 10:00 a.m. to 4:00 p.m.

Our Stock Information Center is located at our executive offices, West 80 Century Rd., Paramus

HUDSON CITY SAVINGS BANK [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

For Internal Use Only

REC’D #	BATCH #	ORDER #	CATEGORY #

O	C

ORDER DEADLINE & DELIVERY: A Stock Order Form, properly completed and with full payment, must be received (not postmarked) by 11:00 a.m., Eastern Time, on                     , 2005. Subscription rights will become void after this time. Stock Order Forms can be delivered by using the enclosed Order Reply envelope, or by hand or overnight delivery to the Stock Information Center address on this form. You may NOT deliver this form to branches or other offices of Hudson City Savings Bank. Faxes or copies of this form are not required to be accepted.

PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS — READ THE STOCK ORDER FORM INSTRUCTIONS AS YOU COMPLETE THIS FORM

(1) NUMBER OF SHARES	SUBSCRIPTION PRICE PER SHARE	(2) TOTAL PAYMENT DUE
	X $10.00 =	$ .00

Minimum Number of Shares: 25 ($250.00). Maximum Number of Shares: 200,000 ($2.0 million). See instructions.

(3)	METHOD OF PAYMENT — CHECK OR MONEY ORDER

Enclosed is a personal check, bank check or money order payable to Hudson City Bancorp, Inc. in the amount of:	$ .	00

Cash, wire transfers, third party checks and Hudson City Savings Bank line of credit checks will not be accepted for this purchase. Checks will be cashed upon receipt.

(4)	METHOD OF PAYMENT — ACCOUNT WITHDRAW

The undersigned authorizes withdrawal from the Hudson City Savings Bank deposit account(s) listed below. There will be no early withdrawal penalty applicable for funds authorized on this form. Funds designated for withdrawal must be in the account(s) listed at the time this form is received. Hudson City Savings Bank IRA accounts, Keogh accounts and accounts with check-writing privileges may NOT be listed for direct withdrawal below.

For Internal Use Only	Deposit Account Number(s)	Withdrawal Amounts
		$.00
		$.00
		$.00
	Total Withdrawal Amount	$.00

(5)	PURCHASER INFORMATION

     Check the one box that applies, as of the earliest date:

a.	☐	Check here if you had a minimum of $50 on deposit at Hudson City Savings Bank on June 30, 2003.

b.	☐	Check here if box (a) above does not apply and you had a minimum of $50 on deposit at Hudson City Savings Bank on March 31, 2005.

If you checked box (a) or (b), please provide the following information as of the eligibility date under which you qualify in the Subscription Offering:

Deposit Account Title (Name(s) on Account)	Account Number(s)

NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED.

(6)	MANAGEMENT AND EMPLOYEES (Check the box, if applicable)

☐	Check if you are a Hudson City Bancorp, Inc. or Hudson City Savings Bank director, officer or employee, or a member of their immediate family as defined on the Stock Order Form Instructions.

(7)	MAXIMUM PURCHASER

☐	Check here if you are subscribing for the maximum purchase allowed (200,000 shares) and are interested in purchasing more shares if the maximum purchase limitations are increased. If you do not check the box, you will not be resolicited in the event the maximum purchase limitations are increased.

(8)	ASSOCIATES/ACTING IN CONCERT

☐	Check here if you or any associates or persons acting in concert with you have submitted other orders for shares. If you checked the box, list below all other orders submitted by you or associates or by persons acting in concert with you (“associates” and “acting in concert” are defined on the reverse side of this form).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) listed on other stock order forms	Number of shares ordered

(9)	STOCK REGISTRATION The name(s) and address that you provide below will be reflected on your stock certificate, and will be used for communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. You may not add the name(s) of persons/entities who are not owners of your qualifying Hudson City deposit account. If you do so, your subscription will be null and void. In addition, joint stock registration will only be allowed if the qualifying deposit account is so registered. See Instructions for further guidance.

First Name, Middle Initial, Last Name				Reporting SSN/Tax ID No.
First Name, Middle Initial, Last Name				SSN/Tax ID No.
Street				Daytime Phone Number
City	State	Zip	County	Evening Phone Number

(10)	FORM OF STOCK OWNERSHIP Check the applicable box. See instructions for ownership definitions.

☐ Individual     ☐ Joint Tenants     ☐ Tenants in Common     ☐ Uniform Transfer to Minors Act (for reporting SSN, use Minor’s)     ☐ Corporation/Partnership           ☐ Other

(11)	ACKNOWLEDGMENT, CERTIFICATION AND SIGNATURE

I understand that, to be effective, this form, properly completed, must be received by Hudson City Bancorp no later than 11:00 a.m. Eastern Time, on      , 2005, otherwise this form and all subscription rights will be void. (continued on reverse side of this form)

ORDER NOT VALID UNLESS SIGNED

ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE.

Signature (title, if applicable)	(Date)

Signature (title, if applicable)	(Date)

(8)	ASSOCIATES/ACTING IN CONCERT (continued)

Associate — The term “associate” of a particular person means:

(1)	a corporation or organization (other than Hudson City, MHC, Hudson City Bancorp, Hudson City Savings Bank or a majority-owned subsidiary of Hudson City Savings Bank or Hudson City Bancorp) of which the person is a senior officer or partner, or beneficially owns directly or indirectly 10% or more of any class of equity securities;

(2)	any trust or other estate in which the person has a substantial beneficial interest or is a trustee or fiduciary; or

(3)	any person who is related by blood or marriage to such person and who lives in the same home as the person or who is a director or officer of Hudson City Bancorp or Hudson City Savings Bank or any subsidiaries of Hudson City Bancorp or Hudson City Savings Bank.

Acting in concert — The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

Persons living at the same address will be deemed to be acting in concert, unless otherwise determined by our Board of Directors. A person who acts in concert with another person will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

(11)	ACKNOWLEDGMENT, CERTIFICATION AND SIGNATURE (continued)

I agree that after receipt by Hudson City Bancorp, this Stock Order Form may not be modified or canceled without Hudson City Bancorp’s consent, and that if withdrawal from a deposit account has been authorized, the amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that my order does not conflict with the overall purchase limitation of $2.0 million, in all categories of the offering combined, for any person, together with associates of, or persons acting in concert with, such person, as set forth in the Plan of Conversion and Reorganization and the Prospectus dated ___, 2005.

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Federal Regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, the account of another.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT A DEPOSIT OR ACCOUNT AND ARE NOT FEDERALLY INSURED, AND ARE NOT GUARANTEED BY HUDSON CITY BANCORP OR HUDSON CITY SAVINGS BANK OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision Regional Director, Mr. Robert C. Albanese, at (201) 413-1000.

I further certify that, before purchasing the common stock of Hudson City Bancorp, I received the Prospectus dated _______,2005, and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment, described in the “Risk Factors” section beginning on page ___, including but not limited to the following:

1.	Changes in interest rates could adversely affect our results of operations and financial condition.

2.	Our plans to increase the level of our adjustable-rate assets may be difficult to implement and may decrease our profitability.

3.	Because we compete primarily on the basis of the interest rates we offer depositors and the terms of loans we offer borrowers, our margins could decrease if we were required to increase deposit rates or lower interest rates on loans in response to competitive pressures.

4.	We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds could significantly reduce our profitability.

5.	We may not be able to successfully implement our plans for growth.

6.	The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

7.	Changes in the regulation of financial services companies could adversely affect our business.

8.	Our stock benefit plans will increase our costs, which will reduce our profitability and stockholders’ equity.

9.	After the offering, our return on average equity will be low compared to other companies. This could negatively impact the price of our common stock.

10.	Stock market volatility may affect the price of our common stock.

11.	Our certificate of incorporation and bylaws and certain laws and regulations may prevent certain transactions, including a sale or merger of Hudson City Bancorp.

12.	You may not revoke your decision to purchase our common stock in the subscription offering after you send us your subscription.

By executing this form the investor is not waiving any rights under the Federal Securities Laws, including the Securities Act of 1933 and the Securities and Exchange Act of 1934.

HUDSON CITY BANCORP, INC.
STOCK ORDER FORM INSTRUCTIONS

Sections (1) and (2) — Number of Shares and Total Payment Due. Indicate the Number of Shares that you wish to subscribe for and the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by an individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, is 200,000 shares ($2.0 million). Further, no person, together with associates or persons acting in concert, may purchase an aggregate of more than 200,000 shares ($2.0 million) of common stock, in all categories of the offering combined. Current Hudson City Bancorp, Inc. stockholders are subject to these purchase limitations and to an overall ownership limitation. Please see the Prospectus section entitled “The Conversion and Stock Offering — Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.

Section (3) — Payment by Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order payable to Hudson City Bancorp, Inc. These will be cashed upon receipt, and acceptance of this order is subject to collection of funds. Indicate the amount remitted. Interest will be paid at our passbook savings rate until the offering is completed. Cash, wire transfers, third party checks, and Hudson City Savings Bank line of credit checks, may not be remitted as payment for this purchase.

Section (4) — Payment by Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Hudson City Savings Bank deposit account(s). Indicate the account number(s) and amount(s) you wish withdrawn from each account. Funds designated for withdrawal must be available within the account(s) at the time the Stock Order Form is received. Upon receipt of the order, we will place a hold on the amount(s) designated by you. These funds will then become unavailable to you for withdrawal, however you will continue to earn interest within the account(s) at the contractual rate. There will be no early withdrawal penalty for withdrawal from a Hudson City Savings Bank certificate of deposit account for this purpose. Note that you may NOT designate Hudson City Savings Bank IRAs, Keogh accounts or accounts with check-writing privileges for direct withdrawal on this form. If you would like to use funds from an account with check-writing privileges, please make payment by a check drawn on such account. Note: Retirement accounts (such as IRAs and Qualified Plans) may not be designated for direct withdrawal in this section; please contact the Stock Information Center as soon as possible, but no later than ________, 2005, if you want to use Hudson City Savings Bank retirement accounts (or any other retirement funds) to make your stock purchase. Your ability to use retirement accounts to buy shares cannot be guaranteed and depends on various factors, including where those funds are currently held.

Section (5) — Purchaser Information. Purchase priorities are based on eligibility dates. There are two dates. Please check the one box that reflects the earliest date at which you had an account. List all deposit account numbers that you had ownership in as of your eligibility date. Include all forms of account ownership (individual, joint, IRA, etc.) If purchasing shares for a minor, list only the minor's eligible accounts. If purchasing shares for a corporation or partnership, list only that entity's eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. See “The Conversion and Stock Offering” section of the Prospectus for further details about the Subscription Offering, and the method for allocating shares in the event of an oversubscription.

Section (6) — Management & Employees. Check if you are a Hudson City Bancorp, Inc. or Hudson City Savings Bank director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Section (7) — Maximum Purchaser Information. Check the box if applicable. Your failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased.

Section (8) — Associates/Acting in Concert. Check the box if applicable, and provide the requested information.

Section (9) — Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock certificate. Each order form will generate one stock certificate, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. You may not add the name(s) of persons/entities who are not owners of your qualifying Hudson City deposit account. If you do so, your order will become null and void. In addition, joint stock registration will only be allowed if the qualifying deposit account is so registered. Stock may also be registered in the name of a trust for which you are the sole beneficiary or sole income beneficiary. For this purpose, an IRA that is held as a custodial account is deemed to be a trust. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax reporting purposes. Listing at least one phone number is important, in the event we need to contact you about this form.

Section (10) — Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock certificates. Beneficiaries may not be named on stock registration. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials — use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.”, “Mrs.”, etc. Check the one box that applies.

Buying Stock Individually — Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the purchaser named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on June 30, 2003 or March 31, 2005.

Buying Stock Jointly:

Joint Tenants — Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares. To qualify in the Subscription Offering, the purchasers named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on the same eligibility date (either June 30, 2003 or March 31, 2005).

Tenants in Common — May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares. To qualify in the Subscription Offering, the purchasers named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on the same eligibility date (either June 30, 2003 or March 31, 2005).

Buying Stock for a Minor — Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on June 30, 2003 or March 31, 2005. The standard abbreviation for custodian is “CUST”, while the Uniform Transfer to Minors Act is “UTMA”, followed by the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the NJ Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-NJ (list only the minor's social security number).

Buying Stock for a Corporation/Partnership — On the first name line, indicate the name of the corporation or partnership and indicate that entity's Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on June 30, 2003 or March 31, 2005.

Buying Stock in a Trust/Fiduciary Capacity — Indicate the name of the fiduciary and the capacity under which they are acting (for example, “Executor”), or the name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have had an eligible account at Hudson City Savings Bank on June 30, 2003 or March 31, 2005. See Instruction 9.

Buying Stock in a Self-Directed IRA or Other Retirement Account (for trustee/broker use only) — Stock may be purchased using self-directed individual retirement accounts, or other retirement accounts, which have the ability to hold the securities, such as at a brokerage firm. The purchase of shares using such funds can only be made through a self-directed retirement account, not through a Hudson City Savings Bank IRA. Please contact the Stock Information Center by                 , 2005 for assistance with IRA-related questions. If ordering in the Subscription Offering, the beneficial owner of the IRA must have had qualifying deposits in Hudson City Savings Bank on June 30, 2003 or March 31, 2005. Registration should reflect the custodian or trustee firm's registration requirements. For example, on the first name line indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO JOHN SMITH IRA”). You can indicate an account number or other underlying information, and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock certificate. Indicate the Tax ID Number under which the IRA account should be reported for tax purposes.

Section (11) — Acknowledgment, Certification and Signature. Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment and certification. Verify that you have printed clearly, and completed all applicable shaded areas. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.

DELIVERY INSTRUCTIONS. Deliver your completed Stock Order Form, with full payment or withdrawal authorization, so that it is received (not postmarked) by 11:00 a.m., Eastern Time, on               , 2005. Stock Order Forms can be delivered by using the enclosed Order Reply envelope, or by hand or overnight delivery to the Stock Information Center address on the Stock Order Form. You may NOT deliver this form to branches or other offices of Hudson City Savings Bank. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or required signature(s). A postage-paid reply envelope has been included for your convenience.

OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form.

QUESTIONS? Call our Stock Information Center, toll free, at 1-(___) ___-___, Monday through Friday from 10:00 a.m. to 4:00 p.m. Eastern Time.

QUESTIONS & ANSWERS BROCHURE

(For “Buy” packages – i.e. Open ERD/SERD and Closed Accounts. Does not apply to syndicated offering.)

Q&A About Our Conversion and Stock Offering

This pamphlet answers questions about Hudson City Bancorp, Inc.’s conversion and stock offering. Investing in shares of common stock involves certain risks. Before making a decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section beginning on page ___.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interest of Hudson City Bancorp, Inc. , our customers, our stockholders and the communities we serve.

Q. What is the Conversion?

A. Under our Plan of Conversion and Reorganization, Hudson City Bancorp, Inc. will “convert” from a partially public company, organized in the mutual holding company structure, to a fully public company, 100% owned by stockholders. This will be accomplished through selling shares of our common stock representing our mutual holding company’s ownership interest in Hudson City Bancorp. Also in connection with the conversion, our existing public stockholders will receive additional shares of Hudson City Bancorp common stock in a stock split.

Q. What are the reasons for the conversion?

A. The conversion and related stock offering are intended to provide greater access to capital than is now available to us under our mutual holding company structure. The increase in common stock outstanding after the offering is expected to significantly increase the liquidity of our trading market. Funds received in the stock offering will be used for general corporate purposes, including to support growth in our residential real estate portfolio and to finance the opening or acquisition of additional branch offices. If favorable opportunities arise, funds may also be used to acquire other financial institutions (although no specific acquisitions are currently planned).

Q. Will customers notice any change in Hudson City Savings Bank’s day-to-day activities as a result of the conversion?

A. No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our management, staff or branches. We will continue to operate as an independent bank.

Q. Will the conversion affect customers’ deposit accounts or loans?

A. No. The conversion will not affect the balance or terms of deposit or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q. How many shares are being offered and at what price?

A. Hudson City Bancorp is offering for sale between 361,250,000 and 488,750,000 shares of common stock at $10.00 per share.

Q. Who is eligible to purchase stock in the Subscription Offering?

A. Pursuant to our Plan of Conversion, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

Priority #1 – Depositors with accounts at Hudson City Savings Bank with aggregate balances of at least $50 on June 30, 2003;

Priority #2 – Our tax-qualified employee benefit plans; and

Priority #3 – Depositors with accounts at Hudson City Savings Bank with aggregate balances of at least $50 on March 31, 2005.

Q. How may I purchase shares in the Subscription Offering?

A. Shares may be purchased by completing a stock order form and returning it, with full payment and/or authorization for direct withdrawal from your Hudson City Savings Bank deposit account(s). The order form must be received (not postmarked) prior to the offering deadline, 11:00 a.m., Eastern Time, on ___, 2005. Stock order forms may NOT be delivered to Hudson City Savings Bank branches or other offices. Delivery of a stock order form may only be made by: (1) mail, using the Order Reply Envelope provided, (2) overnight delivery to the Stock Information Center address noted on the stock order form or (3) hand-delivery to the Stock Information Center, located at Hudson City Savings Bank’s main office in Paramus, New Jersey.

Q. How may I pay for the shares?

A. Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, which will be cashed immediately and placed in a segregated escrow account at Hudson City Savings Bank or, at our discretion, at a segregated account at another insured financial institution. Cash, wire transfers, third party checks and Hudson City Savings Bank line of credit checks may not be remitted as payment for your purchase.

(2)	By authorizing direct withdrawal of funds from your Hudson City Savings Bank deposit accounts listed on the order form. The order form section entitled “Method of Payment” allows you to designate account number(s) and amount(s) to be withdrawn.

Q. Are there limits on how many shares I can order?

A. Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit account held jointly, is 200,000 ($2.0 million). Also, no person, with associates, or with persons acting in concert, may purchase more than 200,000 shares ($2.0 million). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found beginning on page ___of the Prospectus.

Q. Is it possible that I will not receive any shares?

A. Yes. If we receive orders in the Subscription Offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, you will receive a refund based upon your method of payment.

Q. I am eligible to subscribe for shares of common stock in the Subscription Offering. May I register the shares in someone else’s name?

A. No. Applicable regulations prohibit the transfer of subscription rights. The shares can only be registered in the name(s) of eligible depositors. On the order form, you may not add the names of persons/entities who do not have subscription rights or who qualify in a lower purchase priority than your. In addition, joint stock registration will only be allowed if the qualifying deposit account is so registered.

Q. May I use my Hudson City Savings Bank IRA to purchase the shares?

A. You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Hudson City Savings Bank or elsewhere, please call the Stock Information Center as soon as possible – preferably two weeks before the ___, 2005 offering deadline.

Q. Will I earn interest on my funds?

A. Yes. If you pay by check or money order, you will earn interest at Hudson City Savings Bank’s passbook savings rate from the day we receive your check or money order until the closing of the conversion, when we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Hudson City Savings Bank deposit account(s), your funds will continue earning interest at the contractual rate, and the interest will remain in your account(s).

Q. May I use a loan from Hudson City Savings Bank to pay for shares?

A. No. Hudson City Savings Bank, by regulation, may not extend a loan or line of credit for the purchase of stock in the offering. Similarly, you may not use existing Hudson City Savings Bank line of credit checks to purchase stock in the offering.

Q. Will the stock be insured?

A. No. As is the case with any shares of common stock, Hudson City Bancorp, Inc.’s shares of common stock cannot be insured.

Q. Will dividends be paid on the stock?

A. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to approximate the per share dividend amount, adjusted to reflect the stock split, that our stockholders currently receive on their shares of Hudson City Bancorp common stock. However, the continued payment of dividends will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends in the future or, if we pay dividends, the amount and frequency of these dividends.

Q. How will Hudson City Bancorp Inc.’s shares be traded?

A. Our common stock is currently quoted on the Nasdaq National Market under the symbol “HCBK”. The existing and newly issued shares will continue to be quoted under this symbol. As soon as possible after completion of the stock offering, investors in the Subscription Offering will be mailed stock certificates. Although the shares of common stock will have begun trading, brokerage firms may require that you have received your certificate(s) prior to selling your shares.

Q. Can I change my mind after I place an order to subscribe for stock?

A. No. After receipt, your order cannot be modified or withdrawn.

THE STOCK SPLIT FOR EXISTING PUBLIC STOCKHOLDERS

Q. What is the stock split?

A. The outstanding shares of common stock held by our existing public stockholders at the conclusion of the conversion will be subject to a stock split. The number of additional shares of Hudson City Bancorp stock you receive will be based on a split ratio that will be determined at the completion of the conversion, and will vary depending on the amount of shares sold in the offering. The split ratio is expected to range from 2.9471 to 3.9873 shares. For example, if you own 100 shares of Hudson City Bancorp common stock, and the split ratio is 2.9471, you will receive 194 additional shares. You will also receive a check for $7.10, reflecting cash in lieu of fractional shares, calculated based on the $10.00 per share offering price.

Q. Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the Conversion?

A. Our Board of Directors selected a price of $10.00 per share for the common stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversion offerings. The number of new shares you receive for your existing Hudson City Bancorp shares will not depend on the market price of our common stock. It will depend on the number of shares sold in the stock offering, which will in turn depend on the final independent appraisal of the pro forma market value of Hudson City Bancorp, reflecting completion of the conversion and stock offering. The result will be that each existing public stockholder will own the same percentage of Hudson City Bancorp common stock after the conversion as the stockholder owned just prior thereto, exclusive of (i) any shares purchased by the stockholder in the stock offering; and (ii) cash received in lieu of fractional shares.

Q. When will stock split occur?

A. The stock split will be effective upon the date of closing of the conversion and related stock offering, expected to be in ______, 2005.

Q. I am a public stockholder. What do I have to do to receive my additional shares in the stock split?

A. No action is required of you.

If you hold a physical certificate.....After the split occurs, you will be mailed an additional stock certificate for the shares issued to you in the stock split and, separately, you will receive a check for any fractional shares. Please retain your existing stock certificates. They remain valid for the shares you currently hold.

If your shares are held at a brokerage firm....The new number of shares that you own will be reflected on your brokerage statement after the stock split occurs.

WHERE TO GET MORE INFORMATION

Q. Where can I call to get more information?

A. A Stock Information Center has been established at Hudson City Savings Bank’s main office. You may call the Stock Information Center, toll free, at 1-(___) ___-___, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Center is not open on weekends or on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.